EXHIBIT 99.1

Media Contact:
Evelyn Mitchell
Regions Bank
205-264-4551

Regions Financial Corp. Director John Roberts to Retire

BIRMINGHAM, Ala. - February 24, 2014 -Regions Financial Corporation (NYSE:RF) today announced that John Roberts will retire from the Board of Directors effective April 23, 2014, having reached the Board’s mandatory retirement age of 72.

Roberts has served as a director since 2001. He is a member of both the Audit Committee and the Nominating and Corporate Governance Committee and previously chaired the Audit Committee. Roberts retired from Arthur Andersen LLP in 1998 after a 35-year career, most recently having served as managing partner - MidSouth Region from 1993 to 1998.

“I want to personally extend my heartfelt gratitude to John for his more than 13 years of diligent service as a member of our Board of Directors,” said Grayson Hall, president, chairman and CEO. “All of us at Regions are immensely grateful for his many contributions and are confident that our company has benefitted from his wisdom, energetic commitment and unfailing integrity.”

Regions’ directors are elected at the annual meeting of stockholders each year. The Board of Directors currently has 14 members. Under the Company’s Corporate Governance Principles, each director is required to retire on the eve of the next annual stockholders’ meeting of the Company following his or her 72nd birthday. The Board has determined that following the annual meeting of stockholders, the Board will consist of 13 members, to be elected for a term of one year expiring at the 2015 annual meeting.

About Regions Financial Corporation

Regions Financial Corporation (NYSE:RF), with $117 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,700 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.